Exhibit 10.1

FIRST AMENDMENT TO SEVERANCE AGREEMENT

THIS FIRST AMENDMENT TO SEVERANCE AGREEMENT ("Amendment") is made by and between CROWN CASTLE INTERNATIONAL CORP. ("Company") and _____________________ ("Executive").

WHEREAS, the Company and Executive desire to amend the Severance Agreement by and between the Company and Executive dated effective as of January 7, 2003 ("Agreement") as set forth in this Amendment;

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree to amend the Agreement as follows:

1. Section 1.2 is amended to read as follows:

"1.2 "Annual Bonus" means seventy-five percent (75%) of the Executive's Base Salary."

2. Section 1.8 is amended to read as follows:

"1.8 "Current Annual Bonus" means the Executive's target annual bonus for the calendar year with the Date of Termination, prorated on a daily basis from the beginning of the calendar year to the Date of Termination."

3. Section 1.9 is amended to read as follows:

"1.9 "Date of Termination" means the effective date of the termination of the Executive's employment with the Company and its subsidiaries (as set forth in the Notice of Termination, if applicable) and interpreted consistently as a "separation from service" under Section 409A of the Code ("Section 409A")."

4. Section 1.20 is amended to read as follows:

"1.20 Other Terms. Other capitalized terms shall have the meaning indicated within this Agreement."

5. Section 2.1 is amended to read as follows:

"2.1 Term. This Agreement is effective as of the Commencement Date and terminates on the fifth anniversary of the Commencement Date (the "Term"); provided that, (i) beginning on the fifth anniversary of the Commencement Date and each anniversary thereafter (each, an "Anniversary Date") the Term shall be extended by 12 months unless either party provides notice (the "Notice") at least 60 days before any such Anniversary Date of his or its intent to terminate this Agreement as of such Anniversary Date, and (ii) if a Change in Control occurs during the Term, this Agreement shall not expire until the later of (a) the expiration of the Term or (b) the end of the Change in Control Period."

6. Section 3.1(a) is amended to read as follows:

"(a) Termination for Good Reason. The Executive may terminate Executive's employment during the Term for Good Reason by delivering a Notice of Termination to the Company in accordance with Section 6.8 within 60 days of the occurrence of the event purported to constitute "Good Reason" hereunder."

7. Sections 4.1(b) and 4.2(b) are amended to delete benefits for "disability and death."

8. The last paragraph of Section 4.2 is amended to read as follows:

"Any provision in this Agreement to the contrary notwithstanding, if a Change in Control occurs within six (6) months after the Date of Termination, which constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets within the meaning of such terms under Section 409A, and if it is reasonably demonstrated by the Executive that such termination of employment (x) was at the request of a third party who had taken steps reasonably calculated to effect the Change in Control or (y) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the termination of the Executive's employment shall be deemed to have occurred during a Change in Control Period. In such circumstance, the incremental taxable payments pursuant to subsection (a)(ii), (b) and (c) as the result of deemed termination during a Change in Control Period shall be made in the first regularly scheduled payroll date following the Change in Control or, if later, the scheduled date of payment in any bonus or other plan pursuant to which the payments are made."

9. Section 4.6 is added to the Agreement to read as follows:

"4.6 Section 409A Limitation. Notwithstanding anything to the contrary in Sections 4.1 and 4.2, the taxable amounts payable by the Company to the Executive pursuant to subsections (a)(ii), (b), (d) and (e) of Section 4.1 or 4.2, as applicable, and other Company separation pay plan amounts shall be paid on the first day following the six (6) month anniversary of the Date of Termination ("409A Deferred Date"). Notwithstanding anything to the contrary in Section 4.5, a payment pursuant to Section 4.5 shall be made on or after the 409A Deferred Date and by the end of the taxable year of the Executive (or his estate), as applicable, following the taxable year in which the applicable taxes are remitted. Notwithstanding anything to the contrary in Section 6.2, a payment pursuant to Section 6.2 shall be made (i) on or after the 409A Deferred Date if such payment is conditioned upon separation from service, (ii) on a monthly basis as to legal fee reimbursement, payable on the first of each month (subject to (i) above), (iii) no later than the end of the taxable year of the Executive (or his estate), as applicable, following the taxable year in which a reimbursable expense was incurred (subject to (i) above), and (iv) no later than the end of the third anniversary of the Executive's death. This Section 4.6 shall be interpreted and construed consistent with Section 409A and concomitant regulations in order to avoid the imposition of any additional taxes and interest pursuant to Section 409A."

10. In Section 6.7, the words "threaten" and "publically" are replaced with the words "threatened" and "publicly", respectively.

11. In Section 6.8, the address of the Company is amended to be "1220 Augusta Drive, Suite 500, Houston, TX 77057."

12. Section 6.17 is added to the Agreement to read as follows:

"6.17 Retention and Incentive RSAs. The vesting (i.e., forfeiture removal) terms pursuant to the Retention Restricted Stock Agreement dated March 8, 2006 between the parties and the Integration Restricted Stock Agreement dated February 26, 2007 between the parties, shall control as to a conflict between such agreement and Section 4.1(c)."

13. Except as amended by this Amendment, the Agreement shall remain in full force and effect.

Executed effective as of December 5, 2007, in multiple originals.

COMPANY:

CROWN CASTLE INTERNATIONAL CORP.

By:_________________________________

Name:_______________________________

Title:________________________________

Dated:__________________________, 2007

EXECUTIVE:

____________________________________

Dated:__________________________, 2007